Insider Trading Policy
I.Purpose and Certain Define Terms
This Insider Trading Policy (the “Policy”) describes the standards and guidelines to be followed in connection with transactions in the securities (as defined by federal securities laws) of Garrett Motion Inc. and its subsidiaries (the “Company”) or other companies in our industry or with whom we do business. The Company has adopted this Policy to promote compliance by insiders of the Company with applicable laws that prohibit certain persons who are aware of material nonpublic information about a company from trading in securities of that company or providing that information to other persons who may trade on the basis of that information.
For purposes of this Policy:
•“Executive Officers” means all executive officers of the Company designated as such by the Board of Directors of the Company pursuant to Section 16 of the Securities Exchange Act of 1934.
•“Family Members” of a person include such persons’ spouse, minor children, anyone else who lives in such person’s household, and family members who do not live in such person’s household but whose transactions in Company securities are directed by such person or are subject to such person’s influence or control (e.g., parents or children who consult with such person before they trade in Company securities).
•“Related Parties” means such person’s Family Members, partnerships in which you are a general partner, trusts of which you are a trustee, estates of which you are an executor and investment funds or other similar vehicles with which you are Affiliated. “Affiliate” has the meaning set forth in Rule 405 of the Securities Act of 1933, as amended. Notwithstanding anything to the contrary in this Policy, a fund with which you are or may be deemed to be Affiliated shall not be subject to the requirements of this Policy if (1) such fund does not beneficially own any equity securities of the Company, (2) there is an effective and permanent information barrier between such fund and any other Affiliated funds that hold equity securities of the Company, and (3) the Portfolio Manager(s) (or person(s) performing equivalent functions) of such fund makes investment decisions independently, without any influence of any person on the other side of the information barrier.
•“Restricted Insiders” means all directors, all Executive Officers, any employee that has received an equity award, or is eligible to receive an annual equity award, under the Company’s long-term incentive plan, certain other employees who may be notified from time to time by the General Counsel, and their respective Related Parties.
II.Persons Covered
The general prohibitions of this Policy apply to all (i) directors, officers, and employees of the Company, (ii) such persons’ Family Members, (iii) such person’s other Related Parties, and (iv) contractors and consultants who may have access to material nonpublic information concerning the Company or third parties conducting business with the Company (collectively, “Insiders”). You are responsible for compliance with this Policy by your Related Parties.

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In addition, (1) all Restricted Insiders, their secretaries and assistants, and all members of the Finance, Controllership, Treasury, Human Resources, and Legal departments and their respective Related Parties are subject to the “blackout periods” set forth in Part V of this Policy, and (2) all Restricted Insiders are subject to the preclearance requirements set forth in Part VI of this Policy. If you are unsure whether you are subject to these additional restrictions, please contact the General Counsel or his or her designee.
This Policy will continue to apply after termination of employment or other service to the extent that you are in possession of material nonpublic information or you are subject to a blackout period at the time of termination. In such cases, no transaction in securities of the Company may take place until the information becomes public or ceases to be material or the cessation of the blackout period, as applicable. The preclearance procedures specified under Part VI, however, will cease to apply to transactions in securities of the Company at the time of the termination of service.
III.General Prohibitions
Except as otherwise specified below, neither the Company nor any Insider may engage, directly or indirectly, in any of the following during any period commencing on the date that the Company or Insider first possesses material nonpublic information concerning the Company and ending at the earlier of (a) the beginning of the second market trading day after public disclosure of the information or (b) such time as the information is no longer material:
•transact in securities of the Company (including gifts) or engage in any other action that takes advantage of that information; or
•disclose that information or make any recommendations or express opinions on the basis of that information as to trading in Company securities to any other person or entity (including, but not limited to, Family Members, other Related Parties, friends, social acquaintances, investors, financial analysts, and consulting firms), except as permitted under applicable Company policies and procedures.
This Policy also applies to information obtained in the course of employment or association with the Company relating to any other company, including, but not limited to, customers, suppliers, or partners. Neither the Company nor any Insider may transact in the securities of any such other company while in possession of material nonpublic information concerning such company or “tip” that information to others if that information was obtained in the course of employment or association with the Company.
Transactions that may be necessary or justifiable for independent reasons (such as the need to raise money for an emergency expenditure) are no exception. Even the appearance of an improper transaction must be avoided to preserve our reputation for adhering to the highest standards of conduct.
Material Information. The materiality of information depends on the facts and circumstances, as there is no bright-line test for materiality. Information is considered “material” if there is a substantial likelihood that a reasonable investor would consider it important in making an investment decision, or where the information is likely to have an effect on the market price of the security. Either positive or negative information may be material and

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can relate to virtually any aspect of the Company’s business or to any type of security. Common examples of information that will frequently be regarded as material are:
•earnings and related financial performance information;
•performance against or changes to externally communicated financial, sales, or other performance targets or significant internal business forecasts;
•a pending or proposed strategic transaction, including a merger, joint venture, acquisition, or tender offer;
•a significant sale of assets or the disposition of a subsidiary or business unit;
•changes in dividend or share repurchase plans or policies, or the declaration of a stock split or the offering of additional securities;
•changes in senior management or other key employees;
•significant new products or services;
•significant legal or regulatory proceedings;
•impending bankruptcy or other financial liquidity problems;
•the gain or loss of a substantial customer, client, or supplier; or
•a major cybersecurity breach.
If an insider has a question as to whether particular information is material or nonpublic, such Insider should not trade on or communicate the information to anyone without the prior approval of the General Counsel or his or her designee.
Tipping Information to Others. Whether the information is proprietary information about the Company or other information that could have an impact on the price of the Company’s securities, an Insider must not pass the information on to others. Penalties will apply whether or not an insider derives, or even intends to derive, any profit or other benefit from another’s actions.
Confidentiality Obligations. The restrictions set forth in this Policy are in addition to, and in no way alter, the general obligations that each director, officer and employee of the Company has to maintain the confidentiality of all confidential or proprietary information concerning the Company and its business, as well as any other confidential information, that may be learned in the course of service or employment with the Company. No such information is to be disclosed to any other person unless that person has a clear need to know that information, and no such information may be disclosed to any third parties, except as required or otherwise contemplated by your function or position. You should take precautions to prevent the unauthorized disclosure or other misuse of such information by maintaining files securely, avoiding discussions of such information in public and taking extra care when distributing such information electronically.
IV.Additional Prohibited Transactions
Because we believe it is improper and inappropriate for Insiders to engage in short-term or speculative transactions involving the Company’s securities, except as otherwise specified below, directors, officers, and employees of the Company, and their Related Parties, are

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prohibited from engaging in any of the following activities with respect to securities of the Company:
•Holding securities of the Company in margin accounts and/or pledging securities of the Company as collateral;
•Short sales (i.e., selling stock you do not own and borrowing the shares to make delivery);
•Buying or selling options or other derivatives in respect of securities of the Company (other than options granted pursuant to the Company’s equity incentive compensation plans), including puts or calls;
•Purchasing any financial instruments (including prepaid variable forward contracts, equity swaps, collars, and exchange funds) or otherwise engage in transactions that are designed to or have the effect of hedging or offsetting any decrease in the market value of the Company’s equity securities; or
•Placing standing orders with a broker to buy or sell securities of the Company (other than pursuant to a Rule 10b5-1 Trading Plan (as defined below)).
Notwithstanding the foregoing, and subject to the other restrictions described in this Policy, any of your Related Parties which are investment funds or other similar vehicles may purchase and hold securities of the Company on margin or pledge or otherwise grant a security interest in, securities of the Company in margin accounts, and any such arrangements should be promptly notified to the General Counsel or his or her designee.
V.Blackout Periods
Except as otherwise specified below, Restricted Insiders, their secretaries and other assistants, and all members of the Finance, Controllership, Treasury, Human Resources, and Legal departments and their respective Related Parties may not transact in securities of the Company (including gifts) during the period:
•commencing on (and including) the day that is two weeks prior to the last day of the Company’s fiscal year or any fiscal quarter and
•ending on (and including) the second trading day after public announcement of the Company’s financial results for such fiscal year or fiscal quarter.
For example, if second quarter earnings are to be released before the market closes on a Thursday, the blackout period will run from (and including) June 16 through the Friday following earnings, with the trading window opening on the following Monday.
In addition, from time-to-time, the General Counsel may require that all or certain Insiders refrain from engaging in transactions in securities of the Company for a specified period of time due to material nonpublic information known to the Company and not yet disclosed to the public (for example, shortly before issuance of interim earnings guidance or announcement of a strategic transaction). Those subject to blackout periods will receive notice of any modification by the Company of the standard quarter-end blackout period or of any additional blackout periods applicable to them.

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Trading in securities of the Company during an open trading window should not be considered a ‘safe harbor,’ and all Insiders and other persons should use good judgment at all times to make sure that their trades are not effected while they are in possession of material nonpublic information concerning the Company.
The prohibition shall not apply with respect to a public offering of Company securities specifically authorized by the Company’s board of directors or duly authorized board committee. See Part VII below for the principles applicable to transactions under Rule 10b5-1 plans.
VI.Mandatory Preclearance
All transactions in securities of the Company by any Restricted Insider must be precleared by the General Counsel or his or her designee prior to the transaction. The General Counsel or his or her designee may consult with others in the Company prior to granting or denying a preclearance request, including, without limitation, the Compensation & Benefits department to ensure compliance with applicable stock ownership requirements. If the transaction subject to preclearance is being requested by the General Counsel, then such transaction must be precleared with the Chief Financial Officer, and if the transaction subject to preclearance is being requested by the Chief Executive Officer, then such transaction must also be precleared with the Chair of the Board of Directors.
Persons subject to these restrictions should contact the General Counsel or his or her designee at least two business days in advance of the proposed transaction. If preclearance is granted, the requestor must complete the proposed transaction within three full business days following the approval date. If a transaction for which preclearance has been granted is not effected within such three business day period, the transaction must again be precleared. If the requestor becomes aware of material nonpublic information concerning the Company before the trade is executed, the preclearance shall be void and the trade must not be completed. If a preclearance request is denied, the requestor should refrain from initiating any transaction in securities of the Company and should not inform any other person of the denial.
To the extent that a material event or development affecting the Company remains nonpublic, persons subject to preclearance will not be given permission to effect transactions in securities of the Company. Such persons may not be informed of the reason why they may not trade. Any person that is made aware of the reason for an event-specific prohibition on trading should in no event disclose the reason for the prohibition to any other party and should avoid disclosing the existence of the prohibition.
VII.Rule 10b5-1 Trading Plans
Notwithstanding anything contained in this Policy to the contrary, the Company and any Insider may trade in securities of the Company under a pre-arranged written trading plan that meets the requirements of Rule 10b5-1 of the Securities Exchange Act of 1934 (a “Rule 10b5-1 Trading Plan”) and the requirements of this section. Directors, Executive Officers, and other direct reports of the Chief Executive Officer are strongly encouraged to only transact in securities of the Company pursuant to a Rule 10b5-1 Trading Plan, and the Company reserves the right to deny a preclearance request by any such individual who requests to transact in securities of the Company outside of a Rule 10b5-1 Trading Plan.

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The Insider must only establish, modify, or terminate a Rule 10b5-1 Trading Plan in good faith and at a time when he or she is not in possession of material nonpublic information. In addition, the Company will treat the creation, modification, or termination of a Rule 10b5-1 Trading Plan as a transaction subject to the blackout periods set forth in Part V of this Policy and the preclearance requirements set forth in Part VI of this Policy, to the extent the Insider is subject to such requirements. Although modifications to, or termination of, an existing Rule 10b5-1 Trading Plan are not strictly prohibited, a Rule 10b5-1 Trading Plan should be adopted with the intention that it will not be amended or terminated prior to its expiration.
In addition, Rule 10b5-1 Trading Plans must comply with the requirements of Rule 10b5-1 and this Policy, which include (but are not limited to):
•Be entered into in good faith at a time the Insider is not in possession of material nonpublic information about the Company;
•Be in writing and pre-approved by the General Counsel or his or her designee;
•Prohibit you from exercising any influence over the amount of securities to be traded, the price at which they are to be traded, or the date of the trade;
•Include a minimum cooling off period, which for directors and Executive Officers is currently the later of (a) 90 days after adoption of the plan or (b) two business days following disclosure of the Company’s quarterly financial results (up to a maximum of 120 days), and 30 days for all other Insiders; and
•Include representations that, at the time of adoption, you are not aware of any material nonpublic information about the Company and that you are adopting the plan in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b5-1.
Further, subject to limited exceptions, Insiders may not enter into more than one Rule 10b5-1 Trading Plan at the same time, and Insiders may not enter into or modify more than one “single-trade plan” in any 12-month period. A “single-trade plan” means a 10b5-1 Trading Plan that is designed to effect an open market purchase or sale of the total amount of securities subject to the plan in one single transaction.
Prior to establishing or modifying a Rule 10b5-1 Trading Plan, Insiders must submit a copy of such plan or modification to the General Counsel or his or her designee for review and approval at least three business days prior to the anticipated start date of the plan. However, you have the ultimate and exclusive responsibility for adhering to these guidelines and the requirements of Rule 10b5-1, and any action on the part of the Company, the General Counsel or his or her designee, or any other employee pursuant this Policy does not in any way constitute legal advice or insulate you from liability under applicable securities laws.
VIII.Assistance
Any person who has any questions about this Policy or about specific transactions may contact the General Counsel or his or her designee. Remember, however, that the ultimate responsibility for adhering to this Policy and avoiding improper transactions rests with you. In this regard, it is imperative that you use your best judgment and seek assistance if you have any questions.

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